UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2018

Williams-Sonoma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14077	94-2203880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Van Ness Avenue, San Francisco, California 94109

(Address of principal executive offices)

Registrant’s telephone number, including area code (415) 421-7900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On January 8, 2018, Williams-Sonoma, Inc. (the “Company”) entered into the Seventh Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, letter of credit issuer and swingline lender (“Agent”), Wells Fargo Bank, National Association, as syndication agent, and the lenders party thereto, providing for a credit facility that amends and replaces the Company’s Sixth Amended and Restated Credit Agreement, dated as of November 19, 2014, as amended. The new credit facility provides for a $500,000,000 unsecured revolving line of credit, which includes a $75,000,000 sublimit for multicurrency borrowings and a $75,000,000 sublimit for the issuance of standby and commercial letters of credit. The new credit facility also provides for a $300,000,000 unsecured term loan facility. The proceeds of the credit facility will be used to refinance the Company’s indebtedness under the existing Sixth Amended and Restated Credit Agreement and to support working capital, capital expenditures, the issuance of standby and commercial letters of credit and other corporate purposes. The Company may, upon notice to the Agent, request to increase any existing term loan and/or the revolving line of credit by up to $250,000,000, to provide for a total aggregate commitment of $1,050,000,000. As of January 8, 2018, the Company had the $300,000,000 term loan outstanding under the credit facility.

The Company may elect interest rates on its revolving borrowings calculated by reference to Bank of America’s prime rate (or, if greater, the average rate on overnight federal funds plus one-half of one percent or a daily rate equal to one-month LIBOR plus one percent), plus a margin based on the Company’s leverage ratio ranging from 0% to 0.775%, or LIBOR plus a margin based on the Company’s leverage ratio ranging from 0.910% to 1.775%. The Company may elect interest rates on its term loan borrowing subject to the formula above, except that the applicable margins for prime rate loans range from 0% to 1%, and, for LIBOR loans, 1% to 2%. The revolving loans, swingline loans and revolving commitments mature on January 8, 2023. The term loan matures on January 8, 2021. Pursuant to the credit facility, the Company pays certain customary fees to the administrative agent and the lenders.

The credit facility contains certain restrictive loan covenants, including, among others, a financial covenant requiring a maximum leverage ratio (funded debt adjusted for lease and rent expense to earnings before interest, income tax, depreciation, amortization and rent expense), and covenants limiting the Company’s and its subsidiaries’ ability to incur indebtedness, grant liens, make acquisitions, merge or consolidate, and dispose of assets. The Company’s obligations under the credit facility are guaranteed by certain of the Company’s U.S. subsidiaries.

The credit facility contains events of default that include, among others, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of covenants, bankruptcy and insolvency events, material judgments, cross-defaults to material indebtedness, ERISA defaults and events constituting a change of control. The occurrence of an event of default will increase the applicable rate of interest by 2% and could result in the acceleration of the Company’s obligations under the credit facility, and an obligation of any or all of the Company’s U.S. subsidiaries that have guaranteed the credit facility to pay the full amount of the Company’s obligations under the credit facility.

The lenders and their affiliates have engaged in, and may in the future engage in, banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, Bank of America, N.A. and Wells Fargo Bank, National Association, lenders under the credit facility, are parties to certain reimbursement agreements in connection with the Company’s commercial letter of credit reimbursement facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAMS-SONOMA, INC.

Date: January 12, 2018	By:	/s/ Julie P. Whalen
Julie P. Whalen
Chief Financial Officer